Exhibit A




                            UNITED STATES OF AMERICA
                                   Before the
                       SECURITIES AND EXCHANGE COMMISSION
                                December 22, 1997




ROCKY MOUNTAIN                                               ORDER OF SUSPENSION
INTERNATIONAL, LTD.                                               OF TRADING

File No. 500-1

     It appears to the Securities and Exchange Commission that there is a lack of current and accurate information concerning the securities of Rocky Mountain International Ltd. ("RMIL"), a Fort Lauderdale, Florida-based company which holds itself out to be a garment manufacturer and water bottler, because of questions regarding the accuracy of statements concerning, among other things, the ownership and value of certain assets claimed by RMIL, RMIL's business operations and the merger of RMIL with third parties.

     The Commission is of the opinion that the public interest and the protection of investors require a suspension of trading in the securities of the above-listed company.

     Therefore, it is ordered pursuant to Section 12(k) of the Securities Exchange Act of 1934, that trading in the above listed company is suspended for the period from 9:30 a.m. EST, December 22, 1997 through 11:59 p.m. EST, on January 6, 1998.

     By the Commission.


                                              /s/  Jonathan G. Katz
                                              ----------------------------------
                                              Jonathan G. Katz
                                              Secretary


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